EXHIBIT 99.1

NEWS FOR RELEASE: 7/7/2005, 8:30 am EDT                  CONTACT:  Lee Brown
                                                         719-481-7213
                                                         lbrown@ramtron.com

                      RAMTRON RETIRES CONVERTIBLE DEBENTURES

              Company gains operational flexibility for continued
            corporate development; Anticipates debt payment-related
                       charge for third quarter of 2005

Colorado Springs, CO - July 7, 2005. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) products, today announced the retirement of its outstanding convertible debentures, which had been due in March 2007. The company paid a total of approximately $4.9 million, including the aggregate principal, future interest payments, and a prepayment penalty, to retire the debt early. The six-year warrants to purchase approximately 779,000 shares of Ramtron common stock at $3.04 per share that were issued with the debentures will remain in effect. Ramtron anticipates taking a pre-tax charge of approximately $1.6 million for the third quarter of 2005, of which $1.2 million is expected to be non cash, to account for costs associated with the debt repayment.

"We believe that the early retirement of these debentures is in the best interests of our shareholders," said Eric Balzer, Ramtron's CFO. "The removal of the covenants associated with the debentures combined with the more flexible terms of a new line of credit increases our latitude to make operational decisions with long-term impact and pursue new growth opportunities for our semiconductor business."

Ramtron drew approximately $3.6 million from its recently secured $4.0 million line of credit in connection with the debt repayment. The collateral for the debentures, which had consisted of the deed of trust on Ramtron's corporate headquarters facility, certain of Ramtron's accounts receivable and intellectual property, has been released with the debt retirement. Such collateral, with the exception of the company's corporate headquarters facility has been pledged to Silicon Valley Bank under the new revolving credit facility.

Ramtron's convertible debentures had been held collectively by Bramwell Capital Corporation, Alexandra Global Master Fund, Ltd., and Infineon Technologies.

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About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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